                                                                   EXHIBIT 28(a)


                            CAMBRIDGE BRANDS DIVISION

                            OF WARNER-LAMBERT COMPANY

                              FINANCIAL STATEMENTS

                              DECEMBER 31, 1992 AND

                                OCTOBER 15, 1993

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and
Shareholders of Tootsie Roll Industries, Inc.


In our opinion, the accompanying balance sheets and the related statements of operations and changes in divisional equity and of cash flows present fairly, in all material respects, the financial position of Cambridge Brands Division (a business unit of Warner-Lambert) at December 31, 1992 and October 15, 1993, and the results of its operations and its cash flows for the year ended December 31, 1992 and the period ended October 15, 1993 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Cambridge Brands Division is a member of a group of affiliated companies and, as disclosed in Notes 1 and 4 to the financial statements, has extensive transactions and relationships with members of the group. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.



PRICE WATERHOUSE
Chicago, Illinois
December 10, 1993

                            CAMBRIDGE BRANDS DIVISION

                            OF WARNER-LAMBERT COMPANY

                                 BALANCE SHEETS
                             (dollars in thousands)


                                                        December 31,      October 15,
                                                            1992             1993
                                                            ----             ----
ASSETS
  Current Assets:
     Cash                                                  $    67          $    61
     Accounts receivable trade, net of
      allowance                                              2,635            7,083
     Inventories                                             2,021            2,074
     Prepaid expenses and deferred charges                     751              864
                                                           -------          -------
       Total current assets                                  5,474           10,082
                                                           -------          -------
  Property, Plant and Equipment:
     Buildings and improvements                              5,129            5,468
     Machinery and equipment                                13,748           14,140
                                                           -------          -------
                                                            18,877           19,608
  Less - accumulated depreciation                           (5,782)          (6,778)
     Land                                                    2,475            2,475
                                                           -------          -------
       Total property, plant and equipment                  15,570           15,305
                                                           -------          -------
  Intangible assets, net of accumulated
   amortization of $13,229 and $14,397                      49,320           48,152
                                                           -------          -------
       Total Assets                                        $70,364          $73,539
                                                           -------          -------
                                                           -------          -------

LIABILITIES AND DIVISIONAL EQUITY
  Current liabilities:
     Accounts payable                                      $   599          $   587
     Accrued salary and wages                                  463              481
     Other accrued expenses                                  1,098            1,401
                                                           -------          -------
       Total current liabilities                             2,160            2,469
                                                           -------          -------
     Divisional equity                                      68,204           71,070
                                                           -------          -------
       Total Liabilities and Divisional Equity             $70,364          $73,539
                                                           -------          -------
                                                           -------          -------




The accompanying notes are an integral part of this statement.

                            CAMBRIDGE BRANDS DIVISION

                            OF WARNER-LAMBERT COMPANY

                            STATEMENTS OF OPERATIONS
                        AND CHANGES IN DIVISIONAL EQUITY
                             (dollars in thousands)



                                                    For the year            For the
                                                        ended            period ended
                                                  December 31, 1992    October 15, 1993
                                                  -----------------    ----------------
Gross sales                                            $60,560              $48,562
Less - discounts and returns                             2,408                1,571
                                                       -------              -------
Net sales                                               58,152               46,991
Cost of goods sold                                      31,093               22,959
                                                       -------              -------
Gross profit                                            27,059               24,032
                                                       -------              -------
Operating expenses:
  Distribution                                           3,054                2,478
  Selling, advertising and
   promotion                                            16,261               14,016
  Administrative                                         1,986                1,861
  Amortization of intangible assets                      1,402                1,169
                                                       -------              -------
Total operating expenses                                22,703               19,524
                                                       -------              -------
Income before income taxes                               4,356                4,508
Income tax provision                                     2,217                2,236
                                                       -------              -------
Net income                                               2,139                2,272
Net transfers (to) from Warner-Lambert                  (4,311)                 594
Divisional Equity at beginning of period                70,376               68,204
                                                       -------              -------
Divisional Equity at end of period                     $68,204              $71,070
                                                       -------              -------
                                                       -------              -------




         The accompanying notes are an integral part of this statement.

                            CAMBRIDGE BRANDS DIVISION

                            OF WARNER-LAMBERT COMPANY

                            STATEMENTS OF CASH FLOWS
                             (dollars in thousands)


                                                    For the year            For the
                                                        ended            period ended
                                                  December 31, 1992    October 15, 1993
                                                  -----------------    ----------------
Cash flows from operating activities:
  Net Income                                           $ 2,139              $ 2,272
  Adjustments to reconcile net income
   to net cash from operating activities:
  Depreciation and amortization                          2,887                2,163
                                                       -------              -------
                                                         5,026                4,435
Changes in operating assets and liabilities:
  Accounts receivable                                     (567)              (4,448)
  Prepaid expenses                                         (61)                 (53)
  Inventories                                            1,344                 (113)
  Accounts payable                                        (665)                 (12)
  Accrued expenses                                         283                  321
                                                       -------              -------
       Net cash from operating activities                5,360                  130
                                                       -------              -------
Cash flows from financing activities:
  Net transfers (to) from Warner-Lambert                (4,311)                 594
                                                       -------              -------
       Net cash (used by) from financing activities     (4,311)                 594
                                                       -------              -------
Cash flows from investing activities:
  Purchase of property, plant and equipment             (1,052)                (730)
                                                       -------              -------
       Net cash used by investing activities            (1,052)                (730)
                                                       -------              -------
Net decrease in cash                                        (3)                  (6)
Cash at beginning of period                                 70                   67
                                                       -------              -------
Cash at end of period                                  $    67              $    61
                                                       -------              -------
                                                       -------              -------




         The accompanying notes are an integral part of this statement.

                            CAMBRIDGE BRANDS DIVISION

                            OF WARNER-LAMBERT COMPANY


                          NOTES TO FINANCIAL STATEMENTS
                             (dollars in thousands)



NOTE 1 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION

In October 1993, Tootsie Roll Industries, Inc. entered into an agreement to purchase certain assets of the Cambridge Brands Division (the Division), a business unit of Warner-Lambert Company (the Company). The Division, which operates a production facility located in Cambridge, Massachusetts, manufactures and markets confectionery products under the brand names Junior Mints, Sugar Daddies, Sugar Babies, Pom-Poms and Charleston Chews.

The accompanying financial statements reflect the financial position and results of operations of the Division as if the Division had been operating as a separate company. The assets, liabilities and results of operations specifically related to the Division have been included in the financial statements. Certain corporate, general and administrative expenses of Warner-Lambert have been allocated to the Division (discussed in Note 4) on a basis, which in the opinion of management, is reasonable. However, such expenses are not necessarily indicative of, and it is not practical for management to estimate the level of, expenses which might have been incurred had the Division been operating as a separate company.

REVENUE RECOGNITION

Revenue is recognized upon shipment of product. The Division recognizes estimated discounts and product returns at the time of sale.

INVENTORIES

Inventories are recorded at the lower of cost or market using the first-in, first-out (FIFO) method.

PREPAID EXPENSES AND DEFERRED CHARGES

Prepaid expenses and deferred charges consist primarily of spare parts for the maintenance of production machinery. These are valued at cost and expensed when utilized.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are carried at cost. Depreciation is computed over the estimated useful lives, generally ranging from 5 to 31.5 years, of the related asset on the straight line basis. Expenditures which substantially increase value or extend useful lives are capitalized. Expenditures for maintenance and repairs are expensed as incurred.

INTANGIBLE ASSETS

Intangible assets consist of goodwill and trademarks arising from Warner-Lambert's acquisition of the Cambridge Brands in 1985 and are amortized using the straight line basis over 40 years.

INCOME TAXES

For Federal and State income tax purposes, taxable income of the Division is included in the consolidated tax returns of Warner-Lambert. Income taxes have been provided herein in accordance with Statement of Financial Accounting Standards No. 109 - "Accounting for Income Taxes" as if the Division had filed separate federal and state income tax returns. The liabilities for current and deferred income taxes have been recognized as a component of divisional equity in the accompanying financial statements.

EARNINGS PER SHARE

Since there is no separate capitalization or shares of stock attributed to the Division upon which a per share calculation can be based, historical per share data has not been presented in the accompanying financial statements.

NOTE 2 - ACCOUNTS RECEIVABLE:

Accounts receivable primarily consist of trade balances due from customers other than Warner-Lambert. Accounts receivable consist of the following:


                                              December 31,        October 15,
                                                  1992               1993
                                                  ----               ----
     Accounts receivable                         $2,771             $7,268
     Allowance for doubtful accounts               (136)              (185)
                                                 ------             ------
                                                 $2,635             $7,083
                                                 ------             ------
                                                 ------             ------



Interdivisional accounts receivable are settled through Warner-Lambert's interdivisional accounting system and, accordingly, the accounts receivable balance does not include interdivisional accounts receivable from or payable to other Warner-Lambert business units.

Accounts receivable from sales to substantially all customers are unsecured.
The Company utilizes a centralized billing and accounts receivable. Accordingly, accounts receivable for the Division cannot be specifically identified. The accounts receivable balance in the accompanying financial statements represents an allocation based on the Company's overall ratio of accounts receivable to sales.

NOTE 3 - INVENTORIES

Inventories consist of the following:


                                              December 31,        October 15,
                                                  1992               1993
                                                  ----               ----
     Raw materials                               $  282             $  293
     Finishing supplies                             288                293
     Work in process                                 43                 47
     Finished goods                               1,408              1,441
                                                 ------             ------

                                                 $2,021             $2,074
                                                 ------             ------
                                                 ------             ------


NOTE 4 - DIVISIONAL EQUITY, ALLOCATIONS AND TRANSACTIONS WITH WARNER-LAMBERT

Warner-Lambert controls all aspects of cash management for the Division with respect to intercompany sales and receivables and accounts payable. The net cumulative interdivisional balances are presented as a component of divisional equity. Warner-Lambert does not impute interest on these balances or net divisional equity.

In addition to intercompany cash transactions, divisional equity, as reported in the accompanying financial statements, includes the sum of accumulated net income for the Division and allocations from Warner-Lambert.

Allocations from Warner-Lambert include costs incurred by Warner-Lambert on behalf of the Division and include, among other charges, general and administrative costs and advertising expenses. These charges are allocated to the Division based on a formula which utilizes certain measures of volume.

In the opinion of management, the expense allocations were made on a reasonable and consistent basis; however, they are not necessarily indicative of the level of expenses which might have been incurred on a stand-alone basis. The amounts that would have been or will be incurred on a separate company basis could differ from the amounts allocated due to economies of scale, differences in management approach, or changes in the number of employees and related systems and expenses.

Warner-Lambert expense allocations are reported in the accompanying financial statements as follows:


                                              For the year      For the period
                                                  ended              ended
                                              December 31,        October 15,
                                                  1992               1993
                                              ------------       ------------
     Discounts                                   $1,139            $   906
     Distribution                                   697                544
     Selling, advertising and promotion           5,394              4,552
     Administrative                               1,928              1,731
                                                 ------             ------
                                                 $9,158             $7,733
                                                 ------             ------
                                                 ------             ------


NOTE 5 - PENSION PLANS:

PENSION BENEFITS

Employees of the Division participate in a pension plan sponsored by Warner-Lambert. Funds are contributed to a trustee as necessary to provide for current service and for any unfunded projected benefit obligation over a reasonable period. Retirement benefits are based on years of service and generally on the average compensation earned in the last years of service. Total pension expense under this plan allocated to the Division was $47 and $58 for the periods ended December 31, 1992 and October 15, 1993, respectively.

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